Exhibit 99.1     Letter to Limited Partners Dated February 15, 2002


                        PROMETHEUS DEVELOPMENT CO., INC.
                               350 Bridge Parkway
                           Redwood City, Ca 94065-1517
                                 (650) 596-5393


February 15, 2002

Dear Investor:

Re:  Fourth Quarter Report - 2001

Following is our summary report on the operating results for Alderwood and Timberleaf Apartments for the fourth quarter of 2001.


ALDERWOOD APARTMENTS
--------------------

OPERATIONS
----------

Revenue decreased approximately 2% compared with the prior quarter primarily due to the following:

o    Decrease in gross rental income due to rent decreases.
o    Decrease in retained deposits.

The above is offset by:

o    Decrease in vacancy and concessions due to higher occupancy.
o Decrease in additional rent responsibility payments due to fewer lease terminations.

Average physical occupancy for the quarter was 96%, an increase of approximately 2% compared with the prior quarter.

Expenses decreased approximately 4% compared with the prior quarter primarily due to the following:

o Decrease in repairs and maintenance. Biannual inspection of the fire alarm control panel and the annual exterior window cleaning costs incurred in the prior quarter.
o Decrease in turnover costs due to lower expenses in unit cleaning and painting upon turnover.


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o    Decrease in payroll expenses due to lower expenses in temporary help, floater, bonus, health insurance, and rental agent commission.
o    Decrease in utility expenses primarily due to lower water and gas usage.
o    Decrease in management fees due to lower rental income.


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Prometheus Income Partners
Fourth Quarter Report - 2001
February 15, 2002
Page 2


The above is offset by:

o Increase in marketing expenses, primarily due to promotions and resident activities during the holiday season.
o Increase in landscaping expenses, primarily due to higher expenses in landscaping supplies and pest control.
o    Increase in real estate taxes.

     Net operating income decreased approximately 1% compared with the previous quarter. However, due to various timing and seasonal issues, operating results may vary widely from quarter to quarter. The following are the percentage changes in year-to-date results compared with the same period last year: operating revenue increased by 10%; operating expenses increased by 13%; and net operating income increased by 9%.


CAPITAL IMPROVEMENTS
--------------------


Capital expenditures decreased approximately $405,000 compared with the prior quarter primarily due to the following:

o    Decrease in expenditures of dormer roof repairs.
o Decrease in interior design due to refurbishing of the office and lounge completed in the prior quarter.
o Decrease in expenditures for paving due to sidewalk and finger island repairs in the prior quarter.
o    Decrease in replacements of appliances, carpeting and linoleum.
o Decrease in expenditures for furniture and equipment due to computer hardware and software upgrade in the prior quarter.


The above is offset by:


o    Increase in common area expenditures due to upgrades of the fitness room.
o    Cost of a new monument sign for the property.
o Increase in pool/spa expenditures due to purchases of a heater and a solar control.


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Prometheus Income Partners
Fourth Quarter Report - 2001
February 15, 2002
Page 3


     TIMBERLEAF APARTMENTS
     ---------------------

OPERATIONS
----------

Revenue decreased approximately 2% compared with the prior quarter primarily due to the following:

o    Decrease in gross rental income due to rent decreases.
o Increase in employee housing units due to an increase of employees residing onsite.
o    Decrease in security deposits retained upon move-out.

The above is offset by:

o    Decrease in concessions due to an increase in occupancy.

Average physical occupancy for the quarter was 95%, an increase of 2% from the prior quarter.

Expenses increased approximately 15% compared with the prior quarter due to the following:

o Increase in payroll expenses primarily due to higher expenses for floater and temporary help.

o Increase in on-site administration costs primarily due to help wanted ads, office supplies, and uniform purchases.

o Increase in marketing expenses due to media advertising, signs and resident activities during holiday season.

o    Supervision fees for the construction management of dormer roof repairs.

o    Increase in professional services primarily due to legal expenses.

o    Increase in real estate taxes.

The above is offset by:

o Decrease in repairs and maintenance. Biannual inspection of the fire alarm control panel, annual exterior window cleaning, plumbing, and sewer expenses all occurred in the prior quarter.
o Decrease in turnover costs primarily due to lower expenses in interior painting.
o Decrease in utility expenses due to lower expenses in sewer and water usage.


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Prometheus Income Partners
Fourth Quarter Report - 2001
February 15, 2002
Page 4


Net operating income decreased 11% compared with the previous quarter. However, due to various timing and seasonal issues, operating results may vary widely from quarter to quarter.

The following are the percentage changes in year-to-date results compared with the same period last year: operating revenue increased by 10%; operating expenses increased by 18%; and net operating income increased by 6%.

CAPITAL IMPROVEMENTS
--------------------

Capital expenditures decreased approximately $166,000 compared with the prior quarter primarily due to the following:

o Decrease in expenditures related to the hardboard siding/construction defects and associated litigation.
o    Decrease in expenditures of bathroom remodeling and carpet replacements.
o Decrease in paving expenditures due to the completion of the parking lot repaired in the prior quarter.
o    Decrease in equipment purchases.
o    Decrease in dormer roof expenditures.

The above is offset by:

o Increase in lighting fixtures expenditures due to purchases of dome and strobe lights.
o Increase in expenditures of heavy equipment tools due to purchases of sewer cleaner.

MARKET
------

Alderwood and Timberleaf's fourth quarter occupancy averaged 96% and 95%, respectively. Together, both properties occupancy increased an average of 2% from the third quarter occupancy levels. Average rental rates decreased 4% during the quarter, compared to a 17% decrease during the third quarter. Concessions were utilized to increase occupancy, and to remain competitive in the Santa Clara market. In response to this market, Alderwood and Timberleaf offered rental concessions ranging from a $500 move-in bonus for a six-month lease, to a half-month's free rent for a one-year lease.

Competition for potential tenants continues to increase as projects open in the Santa Clara County rental market. In the January 4th, 2002 Business Journal, it was reported that construction of multifamily housing in the Bay Area has outpaced the construction of single-family housing for the third year in a row. This trend is anticipated to continue through the year 2007. This trend is the opposite of the statewide trend, which has averaged five new single-family homes to


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Prometheus Income Partners
Fourth Quarter Report - 2001
February 15, 2002
Page 5


every one multi-family unit constructed. A total of 3,750 multifamily units were constructed in Santa Clara County in 2001.

According to Real Facts, a California based research firm, occupancy in the City of Santa Clara increased 1% from the third quarter, averaging 94%, a 4.9% decrease from December 2000.


During the quarter, average market rents decreased 8%. This was a 23.5% decrease from December 2000.

The county of Santa Clara continued to experience an increase in unemployment during the fourth quarter. According to the Employment and Development Department, the unemployment rate had increased to 6.1% by the end of the quarter, up from 5.9% in the third quarter, 4.2% in the second quarter, and 2.2% in the first quarter of 2001. In addition, the number of wage and salary jobs, decreased by 9,300 from September 2001 and by 45,000 from December 2000.

OTHER
-----

Construction Defects
--------------------

As previously announced, settlement has been reached with all parties in the Alderwood and Timberleaf construction defect litigation. Defendants have agreed to pay Prometheus Income Partners a total of $8.5 million in the Alderwood matter and $6.1 million in the Timberleaf matter for an aggregate total of $14.6 million. Of this amount the Partnership will receive a net amount, after payment of litigation expenses including legal fees, of approximately $10.6 million. Timberleaf's net proceeds of $4.5 million have been received by the Partnership and it is expected that Alderwood's net proceeds of approximately $6.1 million will be received within the next 60 days.

The terms of the mortgages on the properties require that a security account be maintained for each property to cover contingent liabilities with respect to defects in the properties' hardboard siding. These restricted security accounts are additional collateral for the lender, and total, as of December 31, 2001, approximately $5.9 million. If the construction defect problems are not repaired by the 5th year of the loan term (December 2002), the Lender may inspect the properties and increase the reserve requirement. The Lender has the same inspection rights in the 7th and 9th years of the loans. If insufficient cash is held by the Partnership, based upon the lenders determination, then all cash flow shall be deposited into the security accounts held by the lender, as necessary, to fully fund the lender's determined cost of construction. If the projected cash flow is insufficient to satisfy this deficiency contribution, then the Partnership has 60 days to fund the shortage over the projected cash flow. The lender has the right to hire its own consultants to review, approve and inspect the repairs.


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Prometheus Income Partners
Fourth Quarter Report - 2001
February 15, 2002
Page 6


In addition to the security accounts mandated under the Partnerships' financing arrangements, the Partnership currently maintains an additional account, exclusive of Timberleaf's settlement proceeds, totaling as of December 31, 2001 approximately $4 million, which is primarily intended to cover additional contingent liabilities related to the construction defects and other matters.


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Prometheus Income Partners
Fourth Quarter Report - 2001
February 15, 2002
Page 7


The General Partner is now engaged in the process of trying to develop an updated repair plan in light of the anticipated recovery and will move forward with repairs estimated to occur during 2002 and 2003. The General Partner is hopeful, that under prevailing circumstances and market conditions, it can develop a plan to repair the construction defects, including all costs associated with the repairs, for approximately $12-14 million.

Since the Partnership has not yet received Alderwood's settlement proceeds, it currently holds, including funds held by the Lender, approximately $14.4 million. Until all settlement proceeds are received, the General Partner believes it is in the best interest of the Partnership not to begin distributions. Once the Alderwood proceeds are received, the General Partner intends to maintain a cash reserve adequate to repair the properties plus a contingency reserve since the total repair costs cannot be definitely determined until the repair work has begun and has substantially progressed. Accordingly, while there can be no assurances, the General Partner is currently hopeful that some level of cash distributions to the Partners will start later this year. The ability to pay future distributions and the level of distributions, if any, will depend on many factors including but not limited to, refinement of estimated repair costs, level of repairs necessary as determined during the repair process, cash flows from operations and Lender reserve requirements.

Tax Planning
------------

Your 2001 Federal and California Schedule K-1's are scheduled to be mailed to you on or before March 15, 2002.

Next Quarterly Report
---------------------

Your next quarterly report is scheduled to be mailed in May 2002. In the interim, should you have any questions regarding this report or your investment, please call (650) 596-5393.


Sincerely,


                                   PROMETHEUS INCOME PARTNERS
                                   a California limited partnership

                                   By: PROMETHEUS DEVELOPMENT CO., INC.
                                   a California corporation
                                   its General Partner



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Prometheus Income Partners
Fourth Quarter Report - 2001
February 15, 2002
Page 8



                                   By: /s/ John J. Murphy
                                       ------------------
                                       John J. Murphy
                                       Vice President


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                           PROMETHEUS INCOME PARTNERS
                    Comparison of Quarterly Operating Results
                                   (Unaudited)


                              Fourth Quarter 2001        Third Quarter 2001
                        Alderwood  Timberleaf    Combined        Combined
                        ---------  ----------    --------        --------

Operating Revenue      $1,166,000   $ 600,000   $1,766,000     $ 1,801,000


Operating Expenses        327,000     231,000      558,000         542,000
                         --------     -------      -------         -------

Net Operating Income   $  839,000   $ 369,000   $1,208,000     $ 1,259,000
                         ========   =========    =========       =========

Debt Service           $  344,000   $ 191,000   $  535,000     $   535,000 (A)
                         ========     =======      =======         =======


Capital Improvements   $  358,000   $  41,000   $  399,000     $   970,000 (B)
                          =======      ======      =======         =======



(A) The annual interest rate is 6.99% for Alderwood and 7.09% for Timberleaf. Loan payments are based on a 30-year loan amortization but mature in 2007. The combined balance of both loans was $25,548,000 at the end of the third quarter.

     Due to the construction defect problems, the lender has required a Capital Reserve Account to be established. Cash held in these reserve accounts as of December 31, 2001 was $3,384,000 and $2,519,000 for Alderwood and Timberleaf, respectively.

     If the construction defect problems are not repaired by the 5th year of the loan term, the Lender may inspect the properties and increase the reserve requirement as necessary. The Lender has the same inspection rights in the 7th and 9th years of the loans.

     Upon completion of all construction defect repairs, all monies remaining in the capital reserve account will be returned to the Partnership. The reserve account is an interest bearing account.

(B) Third quarter Capital Improvements totaled $970,000, including $648,000 dormer roof repairs.

This schedule should be read in conjunction with the accompanying text of this report.